Exhibit 99.1

Contacts:	Andrea Vedanayagam	Carl M. Mills
	Manager, Corp. Communications	Chief Financial Officer
	(408) 990-4000	(408) 990-4000
	andrea@quicklogic.com	cmills@quicklogic.com

QUICKLOGIC NAMES CHRISTINE RUSSELL

TO BOARD OF DIRECTORS

SUNNYVALE, Calif. – June 6, 2005 — QuickLogic Corporation (NASDAQ: QUIK), the inventor and pioneer of Embedded Standard Products (ESPs), today announced that Christine Russell, Chief Financial Officer of OuterBay Technologies, has been named to QuickLogic’s Board of Directors.  Ms. Russell will also serve as the Company’s designated Audit Committee Financial Expert, replacing Mr. Michael J. Callahan in this capacity.

 “Christine brings extensive operating experience and financial expertise to our board of directors,” said Tom Hart, QuickLogic’s Chairman, President, and CEO.  “We are very pleased to have Christine join our team and look forward to her overall contributions, especially in the critical role as our Audit Committee Financial Expert.”  Ms. Russell’s selection to the QuickLogic Board of Directors brings the total number of directors to six, five of whom are independent.  Ms. Russell will serve as a Class III director, with a term of three years expiring on the date on which the Company’s Annual Meeting of Stockholders is held in 2008.

Ms. Russell has been a financial executive in technology for over 20 years with experience in both emerging and larger firms.  She was most recently Chief Financial Officer of Ceva, Inc. (NASDAQ: CEVA).  She also served as CFO of Persistence Software, Inc. and Valence Technology, both NASDAQ listed companies, where she successfully completed their IPO’s.  Prior to Persistence, Ms. Russell was CFO of Cygnus Solutions (subsequently acquired by RedHat), a provider of development tools and platforms for embedded technologies.  Other companies where Ms. Russell held

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financial executive positions include Xerox and Measurex (acquired by Honeywell).

Ms. Russell is a Director and Chair of the Audit Committee of Peak International, Ltd and is a member of the Santa Clara University Leavey School of Business Advisory Board.  She also serves as a member of the Ethics and Eligibility Committee of Financial Executives International (FEI) and is a Past President and Board Member of the Silicon Valley Chapter of FEI.  Ms. Russell holds BA and MBA degrees from Santa Clara University.

About QuickLogic

QuickLogic Corporation (NASDAQ: QUIK) invented and has pioneered the Embedded Standard Product (ESP) architecture, with the introduction of first products in 1998.  ESPs are semiconductor devices that deliver the guaranteed performance, lower cost and lower risk of standard products, coupled with the flexibility and time-to-market benefits of programmable logic.  QuickLogic’s proprietary ViaLink metal-to-metal interconnect technology offers significant benefits - including very low power at high performance levels - to our customers and is the foundation of our ESP product families, as well as our core FPGA products.  Founded in 1988, the company is located at 1277 Orleans Drive, Sunnyvale, CA 94089-1138. For more information please visit the QuickLogic web site at www.quicklogic.com

The QuickLogic name and logo are registered trademarks of QuickLogic Corporation.  All other brands or trademarks are the property of their respective holders and should be treated as such.

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